Exhibit 10.5

AMENDMENT

TO

HOME BANCSHARES, INC.

AMENDED AND RESTATED

2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

1.    Article 11 of the Home BancShares, Inc. Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”) is hereby amended to read in its entirety as follows:

ARTICLE 11

DEATH OF EMPLOYEE

Unless otherwise provided in the award agreement, in the Committee’s sole discretion, if an Employee to whom an Option or Stock Appreciation Right has been granted under the Plan shall die while employed by the Company or one of its subsidiaries or within three (3) months after the termination of such employment, such Option or Stock Appreciation Right (whether or not then exercisable by its terms) shall become immediately exercisable in full by the Employee’s estate or by the person who acquires the right to exercise such Option or Stock Appreciation Right upon his or her death by bequest or inheritance. Such exercise may occur at any time within one (1) year after the date of the Employee’s death or such other period as the Committee may at any time provide, but in no case later than the date on which the Option or Stock Appreciation Right would otherwise terminate.

2.    Subparagraph (b) of Section 12.2 of the Plan is hereby amended to read in its entirety as follows:

(b) With respect to grants of Restricted Shares intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, upon the death of an Employee to whom Restricted Shares have been granted under the Plan, to the extent that the performance-based goals established in respect of such Restricted Shares have been satisfied for purposes of said Section 162(m), any other restrictions or conditions applicable to the Restricted Shares shall immediately terminate, unless otherwise provided in the award agreement, in the Committee’s sole discretion. Except as necessary to effect the termination of restrictions contemplated by the foregoing sentence, the Committee shall have no discretion to shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of any Restricted Shares intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. With respect to grants of Restricted Shares not intended to so qualify as performance-based compensation, upon the death of the holder of Restricted Shares, all restrictions or conditions applicable to the Restricted Shares shall immediately terminate, unless otherwise provided in the award agreement, in the Committee’s sole discretion; and upon the disability or retirement of the holder of Restricted Shares or as permitted under Section 17 hereof, the Committee may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares.

APPROVED by the Board of Directors of Home BancShares, Inc. at the regular meeting duly called and held on April 19, 2018.

/s/ Holly McKenna

Secretary